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                                  23(d)(1)(jj)

     Amendment to Investment Advisory Agreement - TA IDEX PIMCO Total Return

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               AMENDMENT TO INVESTMENT ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                         TRANSAMERICA IDEX MUTUAL FUNDS

THIS AMENDMENT is made as of January 1, 2007 to the Investment Advisory Agreement dated March 1, 2002, as amended, between Transamerica Fund Advisors, Inc. and Transamerica IDEX Mutual Funds, on behalf of TA IDEX PIMCO Total Return. In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Any reference to compensation of TA IDEX PIMCO TOTAL RETURN is now revised to reflect the following Advisory Fees, effective as of January 1, 2007:

          0.675% of the first $250 million of average daily net assets; 0.65% of average daily assets over $250 million up to $750 million; and 0.60% of average daily net assets in excess of $750 million.

     Any references to TA IDEX TRANSAMERICA CONVERTIBLE SECURITIES, TA IDEX TRANSAMERICA MONEY MARKET, TA IDEX EVERGREEN HEALTH CARE, TA IDEX ASSET ALLOCATION - CONSERVATIVE PORTFOLIO, TA IDEX ASSET ALLOCATION - MODERATE PORTFOLIO, TA IDEX ASSET ALLOCATION - MODERATE GROWTH PORTFOLIO, TA IDEX ASSET ALLOCATION - GROWTH PORTFOLIO AND TA IDEX MULTI-MANAGER INTERNATIONAL FUND remain the same.

     In all other respects, the Investment Advisory Agreement dated as of March 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By: /s/ John K. Carter
                                            ------------------------------------
                                        Name: John K. Carter
                                        Title: President and Chief Executive
                                               Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Senior Vice President, General
                                               Counsel and Secretary